Exhibit 99.1

                                                            NASDAQ SYMBOL:  VFSC

                                                                    NEWS RELEASE
                                                           For Immediate Release

                                                      For Additional Information
                                                     Contact:  Richard O. Madden
                                                                       Treasurer
                                                                  (802) 258-4003


           VERMONT FINANCIAL SERVICES CORP. AND EASTERN BANCORP, INC.
                                 COMPLETE MERGER

June 27, 1997, Brattleboro, Vermont--Vermont Financial Services Corp. and Eastern Bancorp, Inc. announced today that, having received all necessary regulatory and stockholder approvals, the merger of Eastern Bancorp, Inc. into Vermont Financial Services Corp. has been completed. This merger resulted in Eastern Bancorp's wholly owned banking subsidiary Vermont Federal Bank, FSB, becoming a wholly owned subsidiary of Vermont Financial Services Corp. Vermont Federal Bank uses the name First Savings of New Hampshire for its banking operation in that state.

As a result of the merger, Vermont Financial Services Corp. is now a financial institution of approximately $2.2 billion in total assets. Its three subsidiary banks, Vermont Federal Bank, headquartered in Williston, Vermont, Vermont National Bank, headquartered in Brattleboro, Vermont, and United Bank, headquartered in Greenfield, Massachusetts, operate 72 banking offices in Vermont, New Hampshire and Massachusetts.

The merger was completed by the exchange of approximately $27 million cash and approximately 1.75 million shares of Vermont Financial Services Corp. common stock for all outstanding Eastern Bancorp, Inc. common stock. Based on a twenty-day average closing bid price of Vermont Financial Services Corp. common stock through June 19, 1997 of $41.56, Eastern Bancorp, Inc. shareholders would be entitled to receive stock and/or cash equal to approximately $26.83 for each share of Eastern Bancorp, Inc. common stock and the transaction would be valued at approximately $99.6 million.

After the issuance of the additional shares of common stock for the merger, Vermont Financial Services Corp. will have approximately 6.4 million shares outstanding. These shares will continue to be traded on NASDAQ under the current symbol of VFSC.